BRADLEY PHARMACEUTICALS, INC.
                           CONDENSED CONSOLIDATED
                          STATEMENTS OF CASH FLOWS
                               (UNAUDITED)

                                                      Six Months Ended
                                                         June 30,
                                                      ----------------
                                                      1999        1998

Cash flows from operating activities:
 Net income                                      $   649,168  $   582,731
 Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities
  Depreciation & amortization                        639,050      538,147
  Loss on sale of fixed assets                         6,905        -
  Writeoff of deferred loan costs                     90,000        -
  Noncash compensation and consulting services        14,992        8,533
  Changes in operating assets and liabilities
   Accounts receivable                               974,549   (1,625,085)
   Inventory and prepaid samples and materials       197,319      269,961
   Prepaid expenses and other                       (272,956)    (146,245)
   Accounts payable                                   55,890      843,048
   Accrued expenses                                 (819,953)    (169,443)
   Income taxes payable                              184,428      177,621
                                                  ----------   ----------
Net cash provided by operating activities          1,719,392      479,268
                                                  ----------   ----------
Cash flows from investing activities:
 Investments in trademarks, and
   other intangible assets                           (50,979)     (22,342)
 Purchase of property & equipment                   (128,901)    (135,677)
 Proceeds from sale of fixed assets                  109,910        -
                                                  ----------   ----------
Net cash used in investing activities                (69,970)    (158,019)
                                                  ----------   ----------


Cash flows from financing activities:
  Payment of long-term debt                          (21,667)    (100,697)
  Revolving credit line, net                      (1,711,909)    (563,085)
  Proceeds from exercise of stock options              -           11,388
  Purchase of treasury shares                       (552,878)    (143,539)
                                                  ----------   ----------

Net cash used in financing activities             (2,286,454)    (795,933)
                                                  ----------   ----------

Decrease in cash and cash equivalents               (637,032)    (474,684)

Cash and cash equivalents at beginning of period   1,417,746      513,971
                                                  ----------   ----------

Cash and cash equivalents at end of period      $    780,714  $    39,287
                                                  ==========   ==========







                                (Continued)

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